[Avon Letterhead]
EXHIBIT 10.56

February 1, 2013
Personal & Confidential
Mr. John Owen
[Home Address]

Re:    Agreement and Release of Claims

Dear John:
Avon Products, Inc.'s (“Avon's”) commitment to meet the competitive challenges of business climates means that the composition of our workforce will require change from time to time. At this time, Avon has decided to terminate your employment. Knowing that change is never easy, Avon wants to assist you in this transitional period. Pursuant to our conversation today, this Letter Agreement and General Release of Claims (this “Agreement”) sets forth your benefits under the Avon Products, Inc. Severance Pay Plan (the “Plan”). The Plan was designed to help affected employees as much as feasible under these difficult circumstances.
The Plan automatically pays you two weeks of your base salary (the “automatic severance”). A total of two weeks of base salary, then, is payable to you at this time.
However, the Plan provides that: (1) if you sign and submit this Agreement within the time specified in the last numbered paragraph of this Agreement (numbered paragraphs in the Agreement will be called “Paragraphs”); and (2) you do not revoke the Agreement, again, within the time specified in the last Paragraph, you will be entitled to additional severance amounts in excess of the automatic severance and you will be entitled to certain other benefits (hereinafter, for clarity, this collection of payments and benefits will be called the “Program”). The Program is payable instead of the automatic severance. If you sign this Agreement and accept the Program, your election will become effective on the eighth day after you sign the Agreement, assuming you do not timely revoke it, as described in the last Paragraph.
Please note, however, that if you sign the Agreement earlier than your last day of active employment, Avon is requesting that you sign another general release (the “Second General Release”) containing release provisions similar to those contained in this Agreement. This Second General Release may also be revoked within the time specified in the last Paragraph and will only become effective on the eighth day after it is signed. Until this Agreement and the

Second General Release becomes effective, you do not have a binding right to severance benefits beyond the automatic severance (two weeks). If you elect not to sign the Agreement, you are entitled to retain the automatic severance (two weeks of base salary).
The below Paragraphs describe the treatment of your benefits after your Separation Date (defined in Paragraph 1) and, where applicable, describe the additional benefits available under the Program, assuming you accept the offer contained in this Agreement and do not timely revoke your acceptance and the Second General Release:

1.	Last Day of Active Employment
Your last day of active employment with Avon will be August 31, 2013 (the “Separation Date”). You must work through your designated last day of employment to receive Program benefits. You will receive a separate payment for any earned, but unused, vacation benefits.
If you accept the offer contained in this Agreement, a Lump Sum Cash Payment (defined in Paragraph 2 below), less all applicable deductions, will be made to you in 2013, no earlier than the first paycheck date which occurs after the eighth day following the execution of the Second General Release. Note that the Second General Release may be executed no earlier than the Separation Date.
You will receive a separate payment for any earned, but unused, vacation benefits.

2.	Lump Sum Cash Payment
If you elect to participate in the Program, you will receive a cash payment based upon 104 weeks of your current annual base salary of $565,000, as calculated by Avon payroll in accordance with Avon's normal payroll practices equal to what would be payable as base salary to you for the 104-week period beginning September 1, 2013 through August 31, 2015 (the “Lump Sum Cash Payment”). The Lump Sum Cash Payment will be paid in one lump sum, less applicable deductions as specified in Paragraph 1 above.
For the avoidance of doubt, note that the Lump Sum Cash Payment is exempt from the requirements of Internal Revenue Code Section 409A (“409A') because it satisfies the requirements to be a “short term deferral.”
If you do not accept the Program, you will receive no severance benefits other than your automatic severance (for a total of two weeks of base salary).

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3.	Retirement Plans and Retirement Medical Plan
PRA: Regardless of whether you accept the Program, you may retire under the Avon Products, Inc. Personal Retirement Account Plan (the “PRA”). Your benefit will be calculated as of the Separation Date both under the “Old Plan” formula and the Cash Balance benefit formula and you will receive the greater of the two benefits. You may first retire and receive your PRA benefit in September 2013.
Restoration Plan: As with the PRA, regardless of whether you accept the Program, you may retire under the Benefit Restoration Pension Plan of Avon Products, Inc. (the “Restoration Plan”). Again, your benefit will be calculated as of the Separation Date under both formulas and you will receive the greater of the two benefits. Your Restoration Plan benefit will be paid in accordance with the terms of the Restoration Plan in the form that you have already elected or in the default form of payment under the Restoration Plan (80% lump sum, 20% payable in 60 equal monthly installments). Because through March 31, 2013, under 409A, you qualify as a “key employee” (one of the top 50 highest-paid Avon employees), and because Avon believes that after Avon determines its key employees for the period April 1, 2013 through March 31, 2014 you will again qualify as a key employee, you are hereby deemed to be a “key employee” under 409A for all of Avon's nonqualified deferred compensation plans as of August 31, 2013, even if later analysis yields a different result. Therefore, as a deemed key employee under 409A and pursuant to the Restoration Plan, though the Restoration Plan benefit will be calculated as of the Separation Date, the first payment will not be paid to you until March 2014. Interest calculations on the delayed amount are pursuant to the terms of the Restoration Plan.
Retirement Medical Plan: As with the retirement plans, regardless of whether you accept the Program, you are eligible to begin participating in the Avon Products, Inc. Medical Plan for Retired Employees (the “Retirement Medical Plan”) in September 2013, assuming you satisfy the other eligibility requirements under the Retirement Medical Plan.

4.
Avon Personal Savings Account Plan: With respect to the Avon Personal Savings Account Plan (the “PSA”), also known as the 401(k) Plan, you are considered a terminated employee on your Separation Date. Upon your Separation Date, you may take a distribution of your benefits immediately. You may roll over the contents of your PSA account into an Individual Retirement Account or other tax-deferred savings account in accordance with applicable tax rules. Please consult with your accountant or tax advisor before doing so. Any outstanding loans you may have are payable within three months after your Separation Date.

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5.	Cash Incentive Awards
Annual EIP: You are currently a participant in the Avon Products, Inc. Executive Incentive Plan (the “Annual EIP”). Payments, if any, are governed by the terms of the Annual EIP, and are triggered by the attainment of Avon performance measures and individual performance goals, as determined in accordance with Company policies. You will be entitled to a 2012 Annual EIP award, if any, payable in 2013, assuming you satisfy the 2012 Annual EIP requirements. You will be eligible for a pro-rated 2013 Annual EIP award, if any, assuming you satisfy the 2013 Annual EIP requirements, which will be payable, if at all, in 2014.
Long-Term Cash Plans under the EIP
You are currently a participant in four long-term cash incentive plans under the EIP (hereinafter called the “Long-Term Cash Plans”): (1) the 2011 Transition Cash Plan; (2) the 2011-2012 Transition Cash Plan; (3) the 2011-2013 Long-Term Incentive Program; and (4) the 2012-2014 Long-Term Incentive Program. Terminations under the Long-Term Cash Plans are governed by the terms of each such plan. Please look at the summary of each plan for details about distributions following a termination of employment.
Generally, however:

•	2011 Transition Cash Plan - It has been determined this Plan will not pay out.

•	2011-2012 Transition Cash Plan - This Plan will pay out, if at all, in 2014. Your award is pro-rated based upon the number of completed months from January 1, 2011 to your Separation Date (32/36).

•
2011-2013 Long-Term Incentive Program - This Plan will pay out, if at all, in 2014. Your award is pro-rated based upon the number of completed months from January 1, 2011 to your Separation Date (32/36).

•
2012-2014 Long-Term Incentive Program -- This Plan will pay out, if at all, in 2015. Your award is pro-rated based upon the number of completed months from January 1, 2012 to your Separation Date (20/36).

•	You will not be eligible to receive a 2013 Long-Term Incentive Grant.

As a reminder, all of your Long Term Cash Plans are subject to Avon's compensation recoupment policies.

6.
Deferred Compensation Plan: Under the Avon Products, Inc. Deferred Compensation Plan (the “DCP”), distributions will begin in accordance with the terms of such plan and any elections you may have made under such plan, including any amendments to such

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plan that may be enacted from time to time. Your DCP form and timing of payment elections are available online at www.mullinconsulting.com. Generally, you will receive the first distribution from your DCP Retirement Accounts no earlier than January 2014 (for pre-2005 accounts only). You will receive your distribution from your Current Retirement Accounts under the DCP no earlier than January 2015. Note that different distribution election (both form and timing) may apply for your pre-2005 and post-2004 (Current) accounts under the DCP.

7.	Equity Plans
Stock Options
You have nine outstanding option grants (2003, 2004, two 2005, 2006, 2007, 2008, 2009 and 2010). You are currently 100% vested in all stock options (though 1/3 of your 2010 grant is not exercisable until March 2013). Note that you have partially exercised your 2003 and 2009 options. Each of these options will remain exercisable through the end of their respective 10-year terms and will continue to be governed by the applicable stock option agreement(s) and the stock incentive plan(s).
RSUs
You have one outstanding time-based retention restricted stock unit (“RSU”) (2010). It will vest in August 2013 and will settle within 60 days. Please see your individual agreement and the 2010 Stock Incentive Plan for details.
PRSUs
You have two outstanding performance-restricted stock units (“PRSUs”) (2011 and 2012).

•	2011 Grant - Your 2011 Grant will be pro-rated based upon the completed months from January 1, 2011 to your Separation Date (32/36) and will settle, if at all, in 2014.

•	2012 Grant - Your 2012 Grant will be pro-rated based upon the completed months from January 1, 2012 to your Separation Date (20/36) and will settle, if at all, in 2015.

•	You will not be eligible to receive a 2013 Long-Term Incentive Grant.

Please see the equity plan brochure(s), your individual PRSU agreements and the 2010 Stock Incentive Plan for details.
As a reminder, your equity arrangements may be subject to Avon's clawback and compensation recoupment policies.

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8.
Career Transition and Development Services: If you accept the Program, you will also receive career transition and development services provided by Mullin Associates. Please contact Keith Mullin for more information on outplacement services (kmullin@mullinassociates.com, 212-768-3900 Ext: 250). Your eligibility for outplacement services will begin on September 1, 2013 and will continue for twelve months. If, at the conclusion of this initial career transition and development period, you have not found new employment, you may be eligible for a maximum of twelve additional months of career transition and development services, to be granted in one-month increments at the sole discretion of Avon.

If you do not accept the Program, no career and transitional services will be provided to you.

9.	Health and Welfare Plans
Your coverage under the Avon Products, Inc. Medical Plan for Active Employees will end on your Separation Date (for the Medical, Dental, Vision, Health Savings Account and Employee Assistance subplans). You will then be entitled to elect continued coverage under COBRA for your active health insurance at your own expense, assuming you satisfy the requirements of COBRA. Alternatively, you can elect to begin participating in the Retirement Medical Plan as of September 1, 2013, assuming you satisfy the requirements for participation. Note that dependent eligibility rules different between the active and retiree medical plans.
Your Group Life Insurance, Supplemental Life Insurance, Group Accidental Death and Dismemberment (“AD&D”) and Supplemental AD&D and the Short-Term and Long-Term Disability plans will also all terminate on your Separation Date. Note that you may be entitled to convert the Group Life coverage to individual life insurance coverage. Please contact MetLife before your Group Life insurance coverage terminates for details.
In addition, if you participate in the Flexible Spending Accounts and the Transit Incentive Plan, these, too, will cease on your Separation Date (except that you may continue to participate for the remainder of the calendar year in the Health Care Flexible Spending Account in accordance with the federal law known as COBRA, assuming you satisfy the requirements of COBRA and assuming that you elect COBRA). You will receive separate paperwork required to elect COBRA continuation coverage for the Health Care Flexible Spending Account.
If you participate in the Transit Incentive Plan, you will have 90 days after you Separation Date to spend the remaining funds on your WageWorks Transit Commuter Card.  At the end of the 90-day period, any post-tax funds remaining on the card will be returned to you and any pre-tax funds will be forfeited.  Federal regulations prohibit Avon from returning forfeited funds back to you. For more information please contact WageWorks at 877-924-3967.

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10.	Perquisites
Personal Auto and Excess Liability: Your Personal Auto and Excess Liability insurance ceases on your Separation Date.
SLIP: Your participation in the SLIP will cease as of your Separation Date.
Executive Health Insurance: If you have not already received your annual Executive Health Exam by your Separation Date, you may still receive the exam no later than November 30, 2013.
Transportation Allowance: You will be entitled to receive a transportation allowance for the three-month period following your last day of active employment. Normally this will paid in the same manner as it is paid as when you were an active employee, except that because you are a deemed key employee, you will be paid this benefit in a lump sum payment no earlier than the end of the calendar quarter which is at least six months after your last day of active employment, as required by Internal Revenue Code Section 409A. This means that you will be paid your transportation allowance no earlier than March 31, 2014.
Home Security: You may continue to receive home security through the end of the annual contract period.
Financial Planning and Tax Preparation: You will be eligible for Financial Planning and Tax Preparation services through December 2015. Reimbursements will generally be quarterly on the last day of the quarter. However, because you are a key employee, your first reimbursement will not be made until the end of the calendar quarter which is at least six months after your last day of active employment. Thereafter, reimbursements will be made on a quarterly basis on the last day of the calendar quarter. This means that you will not be reimbursed for your first Financial Planning and Tax Preparation earlier than March 31, 2014.
Your continued receipt of the above perquisite(s) is subject to the following rules: (x) to the extent that any such perquisite is provided via reimbursement to you, no such reimbursement will be made by Avon later than the end of the year following the year in which the underlying expense is incurred; (y) any such perquisite provided by Avon in any year will not be affected by the amount of any such perquisite provided by Avon in any other year; and (z) under no circumstances will you be permitted to liquidate or exchange any such perquisite for cash or any other benefit.

11.	Your Obligations to Avon
In consideration of the benefits being provided to you under the Program, if you accept the Program, you further agree to the following:

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(a)
You will not knowingly use or disclose, directly or through persons interposed, without Avon's prior written consent (which may only be provided by a Senior Vice President or higher officer), as and from this date, and at any time, any secret, confidential, or proprietary information or knowledge relating to Avon or any of its affiliated companies, and their respective businesses, agents, employees, customers and independent sales representatives, that you obtained or generated during or as a result of your employment at Avon, such as, but not limited to, financial information and projections, marketing information and plans, product formulations, samples, processes, production methods, intellectual property and trade secrets, data, know-how, sales, market development programs and plans, and other types of information not generally available to the public.

(b)
You will not knowingly take any action or make any statement, whether written or oral, whether in public or private, that disparages or defames the goodwill or reputation of Avon, its associated companies, or their directors, officers, and employees. Nor will you disclose the terms and conditions of this Agreement to anyone, except as required by law or to your immediate family, accountant, and legal counsel after securing their similar commitments of strict confidentiality.

(c)
You will not, without Avon's prior written consent (which may only be provided by a Senior Vice President or higher officer) through August 31, 2015 (the “Noncompetition Period”), directly or indirectly hire, solicit, or aid in the solicitation of, any employee of Avon or an affiliated company, including any solicitation of an employee to leave his or her Avon employment to work for any other employer.

(d)
Notwithstanding anything else in this Agreement, you will not, during the Noncompetition Period, without Avon's prior written consent (which may only be provided by the Chief Executive Officer), accept employment with, or act as a consultant or independent contractor to, any company engaged in the direct selling business or the beauty business within or without the United States including, but not limited to, the following: Amway Corp./Alticor Inc., Beiersdorf (Nivea), De Millus S.A., Ebel Int'l/Belcorp Corp., Faberlic, Forever Living Products LLC USA, Gryphon Development/Limited Brands Inc., Herbalife Ltd., Hermès, Lady Racine/LR Health & Beauty Systems GmbH, L'Oréal Group/Cosmair Inc., Mary Kay Inc., Mistine/Better Way (Thailand) Co. Ltd., Natura Cosmetics S.A., Neways Int'l, NuSkin Enterprises Inc., O Boticário, Oriflame Cosmetics S.A., Reckitt Benckiser PLC, Revlon Inc., Sara Lee Corporation, Shaklee Corp., The Body Shop Int'l PLC, The Estée Lauder Companies Inc., The Procter & Gamble Company, Tupperware Corp., Unilever Group (N.V. and PLC), Virgin Vie, Virgin Ware, Vorwerk & Co. KG/Jafra Worldwide Holdings (Lux) S.à.R.L. Inc., Yanbal Int'l (Yanbal, Unique), or any of their affiliates. Notwithstanding the foregoing, this provision does not prohibit you from accepting employment or acting as a consultant or independent

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contractor to any entity whose divisions or units are engaged in the direct selling or beauty business, so long as you do no work for or with such divisions or units.

(e)
By signing this Agreement and the Second General Release, you are agreeing that you may be reasonably requested from time to time by Avon: (x) to advise and consult on matters within or related to your expertise and knowledge in connection with the business of Avon; (y) to make yourself available to Avon to respond to requests for information concerning matters involving facts or events relating to Avon; and (z) to assist with pending and future litigation, investigations, arbitrations, and/or other dispute resolution matters. If you provide such consultation before the end of the Noncompetition Period, Avon will only reimburse you for reasonable related out-of-pocket expenses. If you provide such consultation after the end of the Noncompetition Period, you shall be paid at your current salary rate for time expended by you at Avon's request on such matters, and shall also receive reimbursement for reasonable out-of-pocket expenses incurred in connection with such assistance. You understand that, with respect to any consultation services provided by you under this paragraph, you will not be credited with any compensation, service or age credit for purposes of eligibility, vesting, or benefit accrual under any employee benefit plan of Avon, unless such employee benefit plan specifically provides for such credit.

(f)
By signing this Agreement and the Second General Release, you acknowledge that you understand that violations of any of the preceding covenants are material and that any violations may result in a forfeiture, at Avon's sole discretion, of your benefits and payments under this Agreement (including the lump sum cash payment), but do not relieve you of your continuing obligations under this Agreement. You agree that Avon's remedies at law for any breach by you of the preceding covenants will be inadequate and that Avon will also have the right to obtain immediate injunctive relief so as to prevent any continued breach of any of these covenants, in addition to any other available legal remedies. It is understood that any remedy available at law or in equity shall be available to Avon should the preceding covenants be breached.

12.	E-Mail and Voicemail: Your e-mail and voicemail will be discontinued as of your Separation Date.

13.
Return of Avon Property: On your Separation Date, you agree to promptly deliver to Avon, and not keep in your possession, duplicate, or deliver to any other person or entity, any and all property which belongs to Avon or any of its affiliated companies, including, without limitation, automobiles, computer hardware and software, cell phones, Blackberrys, iPhones, iPads, Androids, other electronic equipment, keys, credit cards, identification cards, records, data, and other documents and information, including any and all copies of the foregoing.

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14.
Employment Inquiries: You understand that, in the event Avon receives any inquiries from prospective employers, it shall be the policy of Avon to respond by advising that Avon's policy is to provide information only as to service dates and positions held.

15.
Entire Agreement and Amendments to Agreement: You acknowledge that the only consideration for both your execution of this Agreement (which includes a general release of claims) and your execution of the Second General Release is what is expressly stated in this document. All other promises or agreements of any kind that have been made by or between the parties or by any other person or entity whatsoever that are related to the subject matter of this Agreement are superseded by this Agreement, except that any nondisclosure, intellectual property protection, non-solicit, non-compete or classified information agreements with the Company continue to apply and any plans (such as the PRA), agreements (such as any equity award agreement), or policies (such as Avon's clawback policy) that are referenced in this Agreement as continuing to be applicable are not superseded. You agree that this Agreement and the Second General Release may not be changed orally, by email, or by any other form of electronic communication, but only by a mutually signed, written agreement.

16.
Severability: You agree that the provisions of this Agreement and the Second General Release are severable. If a provision or any part of a provision is held to be invalid under any law or ruling, the remaining parts of the provision will remain valid and in force to the extent allowed by law. All of the remaining provisions of this Agreement and the Second General Release will remain in full force and effect and be enforceable. If any restriction contained in this Agreement or the Second General Release is held to be excessively broad as to duration, activity, or scope, then that restriction will be construed, “blue-penciled” or judicially modified so as to be limited or reduced to the extent required to be enforceable under applicable law.

17.
Voluntary Participation in the Program: You are not required to elect to participate in the Program. Any election to do so by you is completely voluntary. By signing this Agreement and the Second General Release, you warrant and represent that you have read this entire Agreement and the Second General Release, that you have had an opportunity to consult fully with an attorney, and that you fully understand the meaning and intent of this Agreement and the Second General Release. Further, you knowingly and voluntarily, of your own free will, without any duress, being fully informed, and after due deliberation, accept its terms and sign below as your own free act. You understand that as a result of executing this Agreement and the Second General Release, you will not have the right to assert that Avon or any other Avon Released Party (as defined both in the Agreement in Paragraph 20 below and in the Second General Release) unlawfully terminated your employment or violated any of your rights in connection with your employment.

18.	Governing Law: You agree that this Agreement (which includes a general release of claims) and the Second General Release will be governed by and construed in accordance

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with the laws of the State of New York, without regard to its conflict of laws principles, and federal law where applicable. Any action at law or in equity for the enforcement of this Agreement, by either party, shall be instituted only in state or federal court located within the City of New York, State of New York except that, to the extent that Avon is seeking equitable relief to enforce your obligations under this Agreement, Avon may, instead of relying on this jurisdiction provision, seek such relief as provided in the last subparagraph under Your Obligations to Avon.

19.
Election Not to Participate in the Program and Basic Severance Benefits: Should you elect not to execute this Agreement and/or to execute the Second General Release, you will be provided only with the automatic severance (two weeks base salary) and continued coverage under certain Avon benefit plans during that period (or, for some plans, until the last day of the month in which such payments end). Following this two-week salary continuation period, you will be notified by a separate letter of your right to elect continued health insurance coverage, at your own expense, under COBRA.

20.	General Release
In consideration of the severance benefits herein (i.e., the acceptance of the Program benefits) and the other terms and conditions of this Agreement, you agree, on behalf of yourself and your heirs, executors, administrators, and assigns, to forever release, dismiss, and discharge (except as provided by this Agreement) Avon and its affiliated companies and each of their respective current and former officers, directors, associates, employees, agents, employee benefit plans, employee benefit plan fiduciaries, employee benefit plan trustees, shareholders, and assigns, each and all of them in every capacity, personal and representative (collectively referred to as the “Avon Released Parties”), from any and all actions, causes of action, claims, demands, judgments, charges, contracts, obligations, debts, and liabilities of whatever nature (“Claims”), that you and your heirs, executors, administrators, and assigns have or may hereafter have against the Avon Released Parties or any of them arising out of or by reason of any cause, matter, or thing whatsoever from the beginning of the world to the date hereof, including, without limitation:

•	All Claims arising from your employment relationship with Avon and the termination of such relationship;

•	All Claims arising under any federal, state, or local constitution, statute, rule, or regulation, or principle of contract law or common law;

•	All Claims for breach of contract, wrongful discharge, tort, breach of common-law duty, or breach of fiduciary duty;

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•	All Claims for violation of laws prohibiting any form of employment discrimination or other unlawful employment practice, including without limitation, as applicable:

◦	The Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§ 2101 et seq.;

◦	Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e et seq.;

◦	The Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq. (the “ADEA”);

◦	The Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq.;

◦	The Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq.;

◦	The Family and Medical Leave Act of 1993, as amended, 29 U.S.C. §§ 2601 et seq. (the “FMLA”);

◦	The Genetic Information Nondiscrimination Act of 2008, as amended, 42 U.S.C. §§ 2000ff et seq.;

◦	The National Labor Relations Act of 1935, as amended, 29 U.S.C. §§ 151 et seq.;

◦
The New York Human Rights Law, as amended, N.Y. Exec. Law §§ 290 et seq.; the New York City Human Rights Law, as amended, N.Y.C. Admin. Code §§ 8-101 et seq.; and the New York State Worker Adjustment and Retraining Notification Act, as amended, N.Y. Labor Law §§ 860 et seq.;

◦	Any other state's and local government's human rights laws, anti-discrimination laws, and “plant closing”/mini-WARN Act laws;

◦	“Whistleblower” laws and laws protecting “whistleblowers” from retaliation; and

◦	Any other federal, state, or local statute, rule, or regulation;

provided, that you do not release or discharge the Avon Released Parties: (x) from any Claims arising after the date on which you execute this Agreement; (y) from any Claims for a breach by Avon of its obligations under this Agreement; or (z) from any Claims that

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by law cannot be released or waived. It is understood that the release herein does not release the Avon employee benefit plans from any claims for vested benefits that you have under the terms of any of Avon's employee benefit plans applicable to you. It is further understood that nothing in this release shall preclude or prevent you from challenging the validity of this release solely with respect to any waiver of any Claims arising under the ADEA on or before the date on which you execute this Agreement.
Nothing in this Agreement is to be construed as an admission on behalf of the Avon Released Parties of any wrongdoing with respect to you, any such wrongdoing being expressly denied.
You represent and warrant that you have not filed any complaint, charge, claim, or proceeding against any of the Avon Released Parties before any federal, state, or local agency, court, or other body relating to your employment and the cessation thereof. You agree that, if you or any other person or entity files an action, complaint, charge, claim, or proceeding against any of the Avon Released Parties, you will not seek or accept any monetary, equitable, or other relief in such action, complaint, charge, claim, or proceeding (including without limitation, relief that would provide you with reinstatement to employment with Avon) and that you will take all available steps/procedures to withdraw and/or dismiss the complaint, charge, claim or proceeding.
If you are employed in, or, formerly employed in the State of California, you additionally acknowledge that you are aware of and familiar with the provisions of Section 1542 of the California Civil Code, which provides as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the general release which if known by him must have materially affected his settlement with the debtor.”
If you are employed in, or, formerly employed in the State of California, by signing this Agreement, you hereby waive and relinquish all rights and benefits which you may have under Section 1542 of the California Civil Code and under the law of any other state or jurisdiction to the same or similar effect. You represent and warrant that you have the authority to enter into this general release on your behalf individually and to bind all persons and entities claiming through you.
You acknowledge that Avon has advised you to consult with legal counsel prior to signing this Agreement and the Second General Release. You represent and warrant that you fully understand the terms of this Agreement, and the Second General Release, and you knowingly and voluntarily, of your own free will, without any duress, being fully informed, and after due deliberation, accept its terms and sign below as your own free act. You understand that, as a result of signing this Agreement and the Second General Release, you will not have the right to assert that Avon or any other Avon Released Party

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unlawfully terminated your employment or violated any of your rights in connection with your employment.

21.	Additional Representations

(a)
You acknowledge that you have been paid in full (or will be paid in full pursuant to the Company's normal payroll practice policy) for all hours that you have worked for Avon and other than what is provided for in this Agreement, you have no other rights to any other compensation or benefits.

(b)
You further acknowledge that you have not been denied any leave requested under the FMLA or applicable state leave laws and that, to the extent applicable, you have been returned to your job, or an equivalent position, following any FMLA or state leave taken pursuant to the FMLA or state laws.

(c)	You acknowledge, understand and agree you have reported to Avon any work related injury or illness that occurred up to and including the Separation Date.

22.
Compliance with Laws/Tax Treatment: Avon will comply with all payroll/tax withholding requirements and will include in income these benefits as required by law. Avon cannot guarantee the tax treatment of any of these benefits and makes no representation regarding the tax treatment.

23.
Internal Revenue Code Section 409A: The parties hereto have a made a good faith effort to comply with current guidance under Internal Revenue Code Section 409A (“409A”). The intent of the parties hereto is that payments and benefits under this Agreement comply with or be exempt from 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith, including, without limitation, that references to “termination of employment” and like terms, with respect to payments and benefits that are provided under a “nonqualified deferred compensation plan” (as defined in 409A) that is not exempt from 409A, will be interpreted to mean “separation from service” (as defined in 409A). In the event that amendments to this Agreement are necessary in order to comply with 409A or to minimize or eliminate any income inclusion and penalties under 409A (e.g., under any document or operational correction program), Avon and you agree to negotiate in good faith the applicable terms of such amendments and to implement such negotiated amendments, on a prospective and/or retroactive basis, as needed. To the extent that any amount payable or benefit to be provided under this Agreement constitutes an amount payable or benefit to be provided under a “nonqualified deferred compensation plan” (as defined in 409A) that is not exempt from 409A, and such amount or benefit is payable or to be provided as a result of a “separation from service” (as defined in 409A), and you are a “specified employee” (as defined in 409A and determined pursuant to procedures adopted by Avon from time to time) on your separation from service date, then, notwithstanding any other provision in this Agreement to the contrary, such payment or

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benefit will not be made or provided to you before the day after the date that is six (6) months following your separation from service. Notwithstanding the foregoing, Avon makes no representation to you about the effect of 409A on the provisions of this Agreement and Avon shall have no liability to you in the event that you become subject to taxation under 409A (other than any tax reporting and/or withholding obligations that Avon may have under applicable law).

24.
Advice of Counsel: You acknowledge that you have been and are hereby advised by Avon to consult with an attorney in regard to this matter. You understand that you are responsible for the costs of any such legal services incurred in connection with such consultation.

25.
Permissible Time to Sign Agreement and Second General Release. If you do not sign this Agreement and return it to Avon within 21 days of the date on which you receive this Agreement and if you do not sign the Second General Release and return it within the time specified, then you will not be entitled to any benefits under the Program beyond the automatic severance provided to all terminating. As long as you sign and return this Agreement within this time period, you will have seven (7) days immediately thereafter to revoke your decision by delivering, within the seven (7) day period, written notice of revocation to the Senior Vice President, Human Resources or a designated Human Resources employee. If you do not revoke your decision during that seven-day period, then this Agreement will become effective on the eighth day. Note that similar revocation rules apply to the Second General Release. If you sign and return this Agreement and the Second General Release within the times specified, each will become effective on the eighth day.

You understand that the present offer of the Program is made without prejudice and is conditional upon its unqualified acceptance and the execution and delivery by you of this Agreement, and the execution and delivery of the Second General Release. Note that the Agreement includes a confidentiality agreement regarding confidential information obtained while you were in the employ of Avon.
Your signature below signifies your voluntary acceptance of the terms of this Agreement, its confidentiality clauses regarding information obtained while you were in the employ of Avon and your election to receive benefits under the Program, which benefits you acknowledge are in excess of those provided under Avon's regular severance pay policies.
A duplicate copy of this Agreement and the Second General Release is attached for your files. Please sign and date both copies of this Agreement, in the spaces provided, returning one copy to Avon and retaining the other copy for your records. If you elect not to participate in the Program, please notify Avon, in writing, as soon as practicable of your decision.
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We thank you for your contributions to Avon, and wish you success with your future career.
Sincerely,
AVON PRODUCTS, INC.

By: /s/Sheri McCoy
SHERI MCCOY
CHIEF EXECUTIVE OFFICER

You have carefully reviewed, understood and agree with the terms and conditions specified in this Agreement above. You have signed to indicate your acceptance thereof.

Date: 2/11/2013	By: /s/John Owen
JOHN OWEN

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